Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BIOHITECH GLOBAL, INC.

Under Section 242 of the General Corporation Law)

It is hereby certified that:

1.	The name of the corporation is BioHiTech Global, Inc. (hereinafter referred to as the “Corporation”).

2.	The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article I the following new Article I:

ARTICLE I

The name of the Corporation shall be Renovare Environmental, Inc.

3.	The amendment of the Corporation’s Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

Dated: December 6, 2021

BIOHITECH GLOBAL, INC..

By:	/s/ Brian C. Essman
Name: Brian C. Essman
Title: Chief Financial Officer

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